MEDIAVEST, INC.

June 28, 2007

Mr. James Lefkowitz
1454 Blueridge Drive
Beverly Hills, CA 90210

Dear Jim:

I am very pleased to provide you with a summary of the terms of your anticipated employment with Mediavest, Inc. ("Mediavest"). We hope that you choose to join Mediavest and look forward to our joint success. Your anticipated employment with Mediavest will commence once any conditions set forth in this letter are satisfied, and you return the letter to the Company. At this time, we anticipate that your employment will begin on June 23, 2007.

1. **Position** Your title shall be President and you shall report to the Board of Directors of Mediavest (the "Board"). As a Mediavest employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times. You will devote your full time and attention to Mediavest during the course of your employment; however, you may engage in outside charitable and investment activities and you may complete your non-exclusive services on pre-existing projects, provided such activities do not conflict with your duties or obligations to Mediavest and do not otherwise compete with Mediavest in any way.

2. **Nature of Relationship** No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Mediavest is at-will employment which may be terminated by you or Mediavest at any time for any reason with or without advance notice, subject to the terms and provisions of this letter agreement.

3. **Compensation, Equity and Benefits** Your initial base pay shall be at a rate of $250,000 per annum payable in accordance with the Company's usual payroll procedures, minus customary deductions for federal and state taxes and the like. You will be eligible for bonus compensation at the discretion of the Board. You shall receive a lump sum signing bonus of $100,000, less applicable payroll taxes, upon your acceptance of this offer letter.

Subject to approval by the Board (or an appropriate Committee appointed by the Board of Directors), you will be granted an option to purchase 500,000 shares of Mediavest common stock (the "Option") at a strike price equal to the fair market value of the stock at the time of the grant. The grant will be made upon the adoption by the Board of a stock option plan. The Option shall vest as follows: a third of the Option shall vest on the date you commence employment and a third on each of the first and second anniversaries of your commencement of employment, provided you are employed on such dates. The Option shall be issued subject to the terms of a formal stock option agreement and the stock plan in effect on the date of grant. The details of the stock option shall be provided at the time the Board approves a stock option plan.

In addition to your compensation, Mediavest will offer you such other benefits from time to time as it generally makes available to its employees. These benefits, of course, may be modified or changed from time to time at the sole discretion of Mediavest. Any provision of benefits to you in no way changes or impacts your status as an at-will employee. Information regarding Mediavest's benefits will be provided to you when you begin your employment. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable formal plan document. Mediavest will reimburse you an automobile allowance of $1,000 per month.

All of your business expenses, including travel and other expenses, will be reimbursed provided that you supply to the Company documentation establishing such business expenses and such expenses are reasonable.

4. **Severance.** In the event the Company terminates you without Cause, as such term is defined herein, you will be eligible for severance on a payroll basis in an amount equal to one month of base pay (determined at the time of termination) for each year of employment you have completed at the Company, up to a maximum of twelve (12) months of base pay. Severance shall only be paid upon your execution of a release in favor of the Company. For purposes of this offer, "Cause" shall mean termination as a result of (a) your commission of misconduct that harms the Company; (b) your conviction of a felony or a crime involving fraud or financial misconduct; (c) your violation of the Company's Code of Ethics; or (d) your violation of your confidentiality obligations to the Company, as specified here. You will not be eligible for severance if you resign or if you are terminated for Cause.

To the extent Internal Revenue Code Section 409A applies at the time of your termination to your severance payment, you agree to delay the commencement of the payment of your severance to the first day of the seventh month following your termination.

5. **Nondisclosure and Nonsolicitation.**

(a) Proprietary Information. You agree that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, designs, ideas, practices, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. You will not disclose any Proprietary Information to others outside the Company except in the performance of your duties or use the same for any unauthorized purposes, either during or after your employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by you, or unless otherwise required by law.

(b) You agree that all files, letters, memoranda, reports, records, data, or other written, photographic, electronic or other material containing Proprietary Information, whether created by you or others, which shall come into your custody or possession, shall be and are the exclusive property of the Company to be used by you only in the performance of your duties for the Company.

(c) You shall disclose promptly any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an "Invention") you may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of your employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by you during your regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.

(d) Subject to Section 2870 of the California Labor Code, a copy of which is attached as Exhibit A, you assign to the Company without royalty or any other further consideration your entire right, title and interest in and to all Inventions which you conceive, make, develop or work on during employment and for one year thereafter.

(e) You agree to assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by this agreement. If these obligations continue beyond your employment, you shall be entitled to a fair and reasonable rate of compensation for such assistance.

(f) During your employment, you will not, directly or indirectly, absent the Company's prior written approval (a) recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or (b) directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

6. <u>Your Certifications To Mediavest.</u>

(a) You hereby certify to Mediavest that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by Mediavest. You further hereby certify that your signing this letter of employment with Mediavest does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound. You certify that you have disclosed to Mediavest any applicability agreements that address confidentiality or other post-employment obligations. You have disclosed the existence of an agreement from a previous position at Hollywood Stock Exchange/Cantor Fitzgerald and have represented that such agreement will not interfere with your duties to Mediavest.

(b) You hereby certify that you have not disclosed and will not disclose to Mediavest any proprietary, trade secret or confidential information belonging to another. You also certify that you have removed no documents or data from a prior employer or a third party, and you are

in compliance and will remain in compliance with any obligations of confidentiality to a third party.

(c) You hereby certify that all facts you have presented or will present to Mediavest are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or *c.v.*, or in any interview or discussion with Mediavest.

7. **Eligibility to Work** Your employment with Mediavest is conditioned on your eligibility to work in the United States. Within three days of commencing employment, you must complete an I-9 Form and provide Mediavest with any of the accepted forms of identification specified on the I-9 Form.

8. **Miscellaneous** This letter constitutes Mediavest entire offer regarding the terms and conditions of your prospective employment with Mediavest. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of California.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. This offer will expire on **July 9, 2007** unless accepted by you prior to such date by directing the signed offer letter to the attention of Jay Wolf at 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067.

We are pleased to offer you the opportunity to join Mediavest, and we look forward to having you aboard. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

Board Member or Authorized Officer
Jay Wolf

Agreed to and Acknowledged:

James Lefkowitz
6/28/07
Date

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EXHIBIT A

California Labor Code § 2870 provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(Amended by Stats. 1991, c. 647 (S.B.879), § 5)